Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
April 26, 2016

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
Sterling Bancorp Announces Results for the Three Months Ended March 31, 2016.
Strong operating momentum in the first quarter continues, highlighted by core diluted earnings per share1 of $0.25, GAAP diluted earnings per share of $0.18 and strong growth as loan and deposit volumes reached record levels.
Key Highlights for the Three Months ended March 31, 2016

▪	Total revenue[2] was $109.2 million.

▪	Core net income[1] was $32.2 million compared to $18.5 million for the first quarter of 2015, an increase of 73.8%.

▪	Core diluted earnings per share[1] were $0.25, which represented growth of 19.0% over the first quarter of 2015.

▪	Tax equivalent net interest margin was 3.53% compared to 3.64% in the first quarter of 2015.

▪	Total non-interest income excluding securities losses was $15.7 million, which represented 14.4% of total revenue[2] and growth of 25.9% over the first quarter of 2015.

▪	Core operating efficiency ratio[1] was 48.9% compared to 56.4% in the first quarter of 2015.

▪	Annualized commercial loan[3] growth of 25.0% (end of period balances including acquired loans) and 5.6% (average balances) over the linked quarter.

▪	Annualized core deposit[4] growth of 36.6% (end of period balances) over the linked quarter.

▪	Loans to deposits ratio of 88.8%; total deposits were $9.3 billion with over 91.5% core deposits[4] and a total cost of deposits of 0.29%.

▪	Core return on average tangible assets[1] was 1.15% compared to 1.07% in the first quarter of 2015.

▪	Core return on average tangible equity[1] was 13.78% compared to 12.66% in the first quarter of 2015.

▪	Completed a $110.0 million subordinated notes offering at Sterling National Bank, adding to Tier 2 capital.

▪	Completed the acquisition of NewStar Business Credit, LLC (“NSBC”) doubling the size of our asset-based loan portfolio to $629.8 million.

▪	Announced the pending sale of our trust division to Midland States Bank, expected to be complete in Q3 2016.

▪	Repayment of $220.0 million of Federal Home Loan Bank (“FHLB”) advances with a weighted average rate of 4.17%.

1. Core measures are defined in the non-GAAP tables beginning on page 12.
2. Total revenue is equal to net interest income plus non-interest income excluding securities gains and losses.
3. Commercial loans include commercial real estate, commercial and industrial and acquisition, development and construction loans.
4. Core deposits include retail, commercial and municipal transaction, money market and savings accounts and exclude certificates of deposit and brokered deposits except for reciprocal Certificate of Deposit Account Registry balances.

MONTEBELLO, N.Y. – April 26, 2016 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank (the “Company”), today announced results for the three months ended March 31, 2016. Net income for the quarter was $23.8 million, or $0.18 per diluted share, compared to net income of $32.8 million, or $0.25 per diluted share, for the linked quarter ended December 31, 2015 and net income of $16.8 million, or $0.19 per diluted share, for the first quarter of 2015.

Net income for the first quarter of 2016 was negatively impacted by a loss on extinguishment of FHLB borrowings, merger related expenses and other restructuring charges, which are detailed in our Non-GAAP Financial Measures beginning on page 12.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “Our positive momentum in operating performance continued this quarter, highlighted by strong profitability and significant growth in loans and deposits. As of March 31, 2016, our total assets reached $12.9 billion, compared to $7.7 billion a year ago. We are well-positioned for future growth and continue to execute our strategy of creating a high performing regional bank that focuses on serving commercial middle market clients and consumers.

“Core net income for the quarter was $32.2 million and core diluted earnings per share were $0.25, compared to $18.5 million and $0.21, respectively, for the same quarter a year ago. This represents growth of 73.8% and 19.0%, respectively, between the two periods. Our core return on average tangible assets was 1.15% and core return on average tangible equity was 13.78%. This compares to 1.07% and 12.66%, respectively, for the same quarter a year ago.

“On March 31, 2016, we completed the acquisition of NSBC, doubling the size of our asset-based lending business. The transaction exceeds all of our acquisition criteria; it is expected to be accretive to earnings per share, has an estimated internal rate of return greater than 20% and a tangible book value earn-back period of less than 2.5 years. Furthermore, the acquired loans are all floating-rate loans and have an attractive yield greater than 5%.

“We are focused on creating positive operating leverage and becoming a more efficient company. In the first quarter, we consolidated four financial centers bringing our total to 48 locations as of March 31, 2016. We expect to consolidate five additional financial centers in the second quarter of 2016. Additionally, we announced the sale of our trust division, which we expect to complete in the third quarter of 2016. We will continue to evaluate opportunities to create a more efficient, commercial client-focused bank. For the quarter, our core operating efficiency ratio was 48.9%, which compares to 56.4% in the same quarter last year.

“We continue to experience strong organic and acquired loan growth across multiple asset classes. As of March 31, 2016, total portfolio loans were $8.3 billion, which represented annualized growth of 21.8% over year end. Including the acquisition of NSBC, our commercial loan balances grew $425.5 million during the quarter, which represented annualized growth of 25.0% over the linked quarter end.

“As of March 31, 2016, our total deposits were $9.3 billion. Our core deposits were $8.5 billion, which represented 91.5% of our total deposit balances. Our total cost of deposits was 0.29% for the three months ended March 31, 2016. Our strong commercial deposit growth will allow us to continue reducing expenses and capital investments associated with our financial centers and enhance our ability to grow profitability.

“We continue to focus on diversifying and improving our revenue mix. Non-interest income excluding securities gains/losses was $15.7 million for the quarter, which represented 14.4% of total revenue and growth of 25.9% over the same quarter a year ago. We expect to continue growing our diversified commercial lending businesses, which are strong fee income generators, and we will continue to actively evaluate opportunistic acquisitions.

“Net charge-offs against the allowance for loan losses for the three months ended March 31, 2016 were $1.1 million, or 0.06% on an annualized basis, compared to $3.0 million, or 0.15% on an annualized basis, in the three months ended December 31, 2015. The allowance for loan losses to total loans was 0.64% at March 31, 2016 and December 31, 2015. As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions do not have an allocation in the allowance for loan losses as the performance of these loans remains satisfactory. The total valuation balances recorded against portfolio loans to adjusted gross portfolio loans was 1.16% and 1.17% at December 31, 2015 and March 31, 2016, respectively. In the first quarter, non-performing loans increased by $19.0 million to $85.4 million mainly due to one taxi medallion relationship with a balance of $23.9 million that was placed on non-accrual during the quarter. As a result, the ratio of allowance for loan losses to non-performing loans declined to 62.0% at March 31, 2016 compared to 75.5% at December 31, 2015.

“We also enhanced our capital position during the quarter. On March 29, 2016, we completed the issuance of $110.0 million of subordinated notes by Sterling National Bank. The offering provides us with additional liquidity and regulatory capital to support growth and will qualify as Tier 2 capital. At March 31, 2016, our tangible equity to tangible assets ratio was 7.66% and our estimated Tier 1 leverage ratio was 8.61%. At Sterling National Bank, our estimated Tier 1 leverage ratio was 9.16%.

“Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on May 23, 2016 to our holders as of the record date of May 6, 2016.”

Reconciliation of Core to GAAP Results
GAAP net income of $23.8 million, or $0.18 per diluted share, for the first quarter of 2016, included: (i) a pre-tax net loss on sale of securities of $283 thousand; (ii) a loss on the early extinguishment of FHLB borrowings of $8.7 million; (iii) a pre-tax charge of $2.8 million due to merger-related expenses and restructuring charges incurred in connection with the acquisition of NSBC and the continued consolidation of financial centers and other locations; and (iv) amortization of non-compete agreements and acquired customer list intangibles of $968 thousand. Excluding the impact of these items, core net income was $32.2 million, or $0.25 per diluted share.

See the reconciliation of the Company’s Non-GAAP Financial Measures beginning on page 12. Non-GAAP financial measures include references to the terms “core” or “excluding”.

Net Interest Income and Margin
First quarter 2016 compared with first quarter 2015
Net interest income was $93.5 million, an increase of $34.6 million compared to the first quarter of 2015. This was mainly the result of higher average loans and investment securities balances due to the merger with Hudson Valley Holding Corp. (the “HVB Merger”) and organic growth. For the first quarter of 2016, the yield on loans was 4.62% and declined 4 basis points compared to the first quarter of 2015. Yield on loans included $5.6 million of accretion of the fair value discount associated with prior acquisitions compared to $926 thousand in the first quarter of 2015. The tax-equivalent yield on investment securities decreased 14 basis points to 2.65%. The cost of total deposits was 29 basis points and the cost of borrowings was 1.92% compared to 23 basis points and 2.00%, respectively, for the same period a year ago. The tax-equivalent yield on interest earning assets declined 11 basis points from the first quarter of 2015 to 4.00% for the first quarter of 2016. The net interest margin on a tax-equivalent basis was 3.53% compared to 3.64% for the same period a year ago.

First quarter 2016 compared with linked quarter ended December 31, 2015
Net interest income declined $1.9 million compared to the linked quarter ended December 31, 2015. The decrease in net interest income was mainly due to lower accretion of the fair value discount, which was $7.1 million in the fourth quarter of 2015 compared to $5.6 million in the first quarter of 2016, and higher average borrowings balances which resulted in an increase of $1.0 million in interest expense in the first quarter of 2016. The yield on loans was 4.62% for the quarter compared to 4.65% for the linked quarter. The tax-equivalent yield on investment securities decreased one basis point to 2.65% in the quarter. The cost of total deposits increased 3 basis points from 26 basis points in the linked quarter and the total cost of borrowings declined 12 basis points from 2.04% in the linked quarter. The tax-equivalent yield on interest earning assets was 4.00% compared to 4.09% in the linked quarter. Tax-equivalent net interest margin was 3.53% compared to 3.68% in the linked quarter. Average interest-bearing cash balances increased by $128.5 million in the quarter, which resulted in an approximate five basis point decrease in net interest margin.

Non-interest Income
First quarter 2016 compared with first quarter 2015
Excluding net gain (loss) on sale of securities, non-interest income increased $3.2 million in the first quarter of 2016 to $15.7 million compared to $12.5 million in the same quarter last year. The increase was mainly due to increases in factoring commissions and other fees, an increase in other loan fees and commissions, and an increase in deposit fees and service charges. Partially offsetting these increases was a decline of $1.2 million in mortgage banking income. The Company realized a net loss on sale of securities of $283 thousand in the first quarter of 2016 compared to a net gain on sale of securities of $1.5 million in the same quarter last year.

First quarter 2016 compared with linked quarter ended December 31, 2015
Excluding net gain (loss) on sale of securities, non-interest income declined $489 thousand from $16.2 million during the fourth quarter of 2015. This was mainly the result of decreases in mortgage banking income of $760 thousand and bank owned life insurance of $465 thousand. The Company realized a net loss on sale of securities of $121 thousand in the linked quarter ended December 31, 2015.

Non-interest Expense
First quarter 2016 compared with first quarter 2015
Non-interest expense increased $23.0 million relative to the first quarter of 2015 to $68.9 million. The increase was due to increases in compensation and benefits expense of $6.9 million, occupancy and office operations expense of $2.7 million and amortization of intangible assets of $1.7 million which were all mainly due to the HVB Merger. In addition, in the first quarter of 2016, we recorded a pre-tax charge of $2.8 million due to merger-related expenses and other restructuring charges incurred in connection with the acquisition of NSBC and the consolidation of financial centers and other locations, and a pre-tax charge of $8.7 million related to a loss on extinguishment of $220.0 million of FHLB borrowings.

First quarter 2016 compared with linked quarter ended December 31, 2015
Non-interest expense increased $11.5 million compared to $57.4 million for the linked quarter, mainly due to the merger-related expenses and other restructuring charges and the loss on extinguishment of FHLB borrowings discussed above. Excluding the impact of these items, core non-interest expense increased $424 thousand between the first quarter of 2016 and the linked quarter.

Taxes
In the first quarter of 2016, the Company recorded income taxes at an estimated effective tax rate of 34.0%, compared to an effective tax rate of 32.5% in the linked quarter and the same quarter last year.

Key Balance Sheet Highlights at March 31, 2016

▪	Total assets were $12.9 billion.

▪	Total loans, including loans held for sale, were $8.3 billion.

▪
Commercial and industrial (“C&I”) loans (which includes traditional C&I, asset-based lending, payroll finance, factoring and warehouse lending) represented 41.2%, commercial real estate loans represented 44.4%, consumer and residential mortgage loans represented 12.2%, and acquisition, development and construction loans represented 2.2% of the total loan portfolio.

▪
Commercial loan growth, which includes all C&I loans, commercial real estate and acquisition development and construction loans, was $425.5 million for the quarter ended March 31, 2016. Organic loan growth, which excludes the NSBC acquisition, was $102.9 million, and represented annualized growth of 6.0% over the prior quarter. Average commercial loans were $6.7 billion for the first quarter of 2016 compared to $6.6 billion for the linked quarter.

▪
The allowance for loan losses was $53.0 million and represented 0.64% of total loans. Loans acquired in prior merger transactions were recorded at fair value at the acquisition date and at March 31, 2016; the remaining purchase accounting adjustments on acquired loan were $44.2 million. The ratio of total valuation balances recorded against portfolio loans to adjusted gross portfolio loans was 1.17%. See a reconciliation of this non-GAAP measure on page 14.

▪	Investment securities, excluding FHLB and FRB stock, were $2.8 billion and represented 22.1% of total assets.

▪	Core deposits were $8.5 billion and represented 91.5% of total deposits.

▪	Total deposits were $9.3 billion compared to $8.6 billion at December 31, 2015. Average deposits were $8.9 billion compared to $8.8 billion for the linked quarter.

▪	Borrowings were $1.7 billion compared to $1.5 billion at December 31, 2015. Average borrowings were $1.3 billion compared to $988.6 million for the linked quarter.

▪	Tangible book value per share was $7.09.

Credit Quality
Non-performing loans, which includes non-accrual loans and loans over 90 days past due still accruing interest, increased $19.0 million to $85.4 million, or 1.03% of total loans at March 31, 2016 compared to $66.4 million, or 0.84% of total loans at December 31, 2015. The increase was mainly the result of one taxi medallion relationship with a balance of $23.9 million that was placed on non-accrual. Net charge-offs for the first quarter of 2016 that were charged to the allowance for loan losses were $1.1 million, compared to $3.0 million in the linked quarter. The allowance for loan losses at March 31, 2016 was $53.0 million, which represented 62.0% of non-performing loans and 0.64% of our total portfolio loans compared to $50.1 million, 75.5% and 0.64%, respectively, as of December 31, 2015.

Capital
The Company’s stockholders’ equity was $1.7 billion at March 31, 2016, an increase of $33.1 million relative to December 31, 2015. The increase in stockholders’ equity was mainly the result of net income of $23.8 million and an increase in other comprehensive income of $16.3 million, which was primarily due to a change in the fair value of our available for sale securities portfolio, and stock option exercises and stock-based compensation, which totaled $853 thousand. These increases were partially offset by declared dividends of $9.1 million.

Tangible book value per share was $7.09 at March 31, 2016 compared to $7.05 at December 31, 2015. Total goodwill and other intangible assets were $772.4 million at March 31, 2016, an increase of $24.3 million compared to December 31, 2015, due to the NSBC acquisition. For the quarter ended March 31, 2016, basic and diluted weighted average common shares outstanding increased to 130.0 million and 130.5 million, respectively, compared to 129.8 million basic shares and 130.4 million diluted shares, respectively, for the quarter ended December 31, 2015. Total shares outstanding at March 31, 2016 were approximately 130.5 million.

Consolidated tangible equity to tangible assets was 7.66% at March 31, 2016 and the Company’s estimated Tier 1 leverage ratio was 8.61%. Sterling National Bank remained well capitalized at March 31, 2016 with an estimated Tier 1 leverage ratio of 9.16%.

Sterling Bancorp will host a teleconference and webcast on Wednesday, April 27, 2016 at 10:30 AM eastern time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (888) 437-9445, Conference ID #6055694. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, of which the principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: our ability to successfully implement growth, grow revenues faster than we grow expenses, other strategic initiatives and to integrate and fully realize cost savings and other benefits we estimate in connection with acquisitions; a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	3/31/2015	12/31/2015	3/31/2016
Assets:
Cash and cash equivalents	$186,701	$229,513	$486,730
Investment securities	1,800,037	2,643,823	2,847,742
Loans held for sale	53,737	34,110	27,237
Portfolio loans:
Residential mortgage	494,106	713,036	718,733
Commercial real estate	1,916,937	3,529,381	3,676,214
Commercial and industrial	2,232,442	3,131,028	3,416,538
Acquisition, development and construction	95,567	186,398	179,517
Consumer	199,854	299,517	295,161
Total portfolio loans, gross	4,938,906	7,859,360	8,286,163
Allowance for loan losses	(42,884)	(50,145)	(53,014)
Total portfolio loans, net	4,896,022	7,809,215	8,233,149
Federal Home Loan Bank and Federal Reserve Bank Stock, at cost	68,864	116,758	118,330
Accrued interest receivable	21,367	31,531	33,392
Premises and equipment, net	45,076	63,362	62,432
Goodwill	400,941	670,699	696,600
Other intangibles	51,757	77,367	75,790
Bank owned life insurance	151,323	196,288	197,615
Other real estate owned	8,231	14,614	14,527
Other assets	43,459	68,672	71,812
Total assets	$7,727,515	$11,955,952	$12,865,356
Liabilities:
Deposits	$5,555,946	$8,580,007	$9,328,622
FHLB borrowings	857,138	1,409,885	1,444,817
Other borrowings	25,245	16,566	23,571
Senior notes	98,595	98,893	98,996
Subordinated notes	—	—	108,124
Mortgage escrow funds	5,805	13,778	14,972
Other liabilities	104,243	171,750	148,121
Total liabilities	6,646,972	10,290,879	11,167,223
Stockholders’ equity:
Common stock	981	1,367	1,367
Additional paid-in capital	943,764	1,506,612	1,501,417
Treasury stock	(79,530)	(76,190)	(70,142)
Retained earnings	220,067	245,408	261,332
Accumulated other comprehensive (loss) income	(4,739)	(12,124)	4,159
Total stockholders’ equity	1,080,543	1,665,073	1,698,133
Total liabilities and stockholders’ equity	$7,727,515	$11,955,952	$12,865,356

Shares of common stock outstanding at period end	91,121,531	130,006,926	130,548,989
Book value per share	$11.86	$12.81	$13.01
Tangible book value per share	6.89	7.05	7.09

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	3/31/2015	12/31/2015	3/31/2016
Interest and dividend income:
Loans and loan fees	$55,271	$89,707	$89,034
Securities taxable	7,632	12,201	12,016
Securities non-taxable	2,867	3,139	3,879
Other earning assets	902	1,177	1,077
Total interest and dividend income	66,672	106,224	106,006
Interest expense:
Deposits	3,091	5,728	6,409
Borrowings	4,714	5,075	6,087
Total interest expense	7,805	10,803	12,496
Net interest income	58,867	95,421	93,510
Provision for loan losses	2,100	5,500	4,000
Net interest income after provision for loan losses	56,767	89,921	89,510
Non-interest income:
Accounts receivable / factoring commissions and other fees	3,502	4,389	4,494
Mortgage banking income	3,157	2,762	2,002
Deposit fees and service charges	3,622	4,241	4,496
Net gain (loss) on sale of securities	1,534	(121)	(283)
Bank owned life insurance	1,076	1,792	1,327
Investment management fees	360	877	1,124
Other	759	2,141	2,270
Total non-interest income	14,010	16,081	15,430
Non-interest expense:
Compensation and benefits	23,165	29,868	30,020
Stock-based compensation plans	1,109	1,281	1,540
Occupancy and office operations	6,580	9,306	9,282
Amortization of intangible assets	1,399	3,431	3,053
FDIC insurance and regulatory assessments	1,428	2,287	2,258
Other real estate owned, net (income) expense	(37)	87	582
Merger-related expenses	2,455	—	265
Loss on extinguishment of FHLB borrowings	—	—	8,716
Other	9,822	11,159	13,215
Total non-interest expense	45,921	57,419	68,931
Income before income tax expense	24,856	48,583	36,009
Income tax expense	8,078	15,792	12,243
Net income	$16,778	$32,791	$23,766
Weighted average common shares:
Basic	87,839,029	129,812,551	129,974,025
Diluted	88,252,768	130,354,779	130,500,975
Earnings per common share:
Basic earnings per share	$0.19	$0.25	$0.18
Diluted earnings per share	0.19	0.25	0.18
Dividends declared per share	0.07	0.07	0.07

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016
Total assets	$7,727,515	$11,566,382	$11,597,393	$11,955,952	$12,865,356
Tangible assets [1]	7,274,817	10,812,483	10,845,864	11,207,886	12,092,966
Securities available for sale	1,214,404	2,081,414	1,854,862	1,921,032	1,894,820
Securities held to maturity	585,633	585,196	673,130	722,791	952,922
Portfolio loans	4,938,906	7,235,587	7,525,632	7,859,360	8,286,163
Goodwill	400,941	669,590	670,699	670,699	696,600
Other intangibles	51,757	84,309	80,830	77,367	75,790
Deposits	5,555,946	8,836,161	8,805,411	8,580,007	9,328,622
Municipal deposits (included above)	1,013,835	1,212,624	1,352,846	1,140,206	1,285,263
Borrowings	980,978	914,921	948,048	1,525,344	1,675,508
Stockholders’ equity	1,080,543	1,623,110	1,652,204	1,665,073	1,698,133
Tangible equity [1]	627,845	869,211	900,675	917,007	925,743
Quarterly Average Balances
Total assets	7,438,314	8,049,220	11,242,870	11,622,621	12,001,370
Tangible assets [1]	6,999,344	7,593,900	10,490,169	10,872,287	11,253,958
Loans, gross:
Residential mortgage	531,421	539,569	780,373	777,561	755,564
Commercial real estate	1,908,582	2,040,094	3,253,183	3,444,774	3,587,341
Commercial and industrial:
Commercial and industrial	898,839	966,411	1,295,034	1,378,642	1,381,107
Asset based lending	296,409	297,846	303,387	304,113	304,779
Payroll finance	158,493	170,905	175,240	199,856	192,428
Warehouse lending	157,038	263,802	286,557	293,387	248,831
Factored receivables	134,105	150,569	192,380	210,081	181,974
Equipment financing	423,510	477,369	578,655	587,445	616,995
Total commercial and industrial	2,068,394	2,326,902	2,831,253	2,973,524	2,926,114
Acquisition, development and construction	97,865	97,197	173,898	181,550	179,420
Consumer	200,504	202,044	292,852	281,242	297,028
Loans, total [2]	4,806,766	5,205,806	7,331,559	7,658,651	7,745,467
Interest bearing cash and cash equivalents	113,152	114,128	211,723	168,199	296,668
Securities (taxable)	1,379,861	1,527,872	1,967,600	2,111,953	2,139,547
Securities (non-taxable)	386,326	380,544	446,875	429,633	593,777
Total earning assets	6,736,422	7,309,667	10,038,831	10,460,168	10,880,356
Deposits:
Non-interest bearing demand	1,503,692	1,548,844	3,234,450	3,017,727	3,009,085
Interest bearing demand	775,714	823,471	1,418,803	1,485,690	1,607,227
Savings (including mortgage escrow funds)	766,448	802,956	950,709	962,766	814,485
Money market	1,851,839	1,922,805	2,548,181	2,808,734	2,866,666
Certificates of deposit	452,594	536,394	539,765	550,640	619,154
Total deposits and mortgage escrow	5,350,287	5,634,470	8,691,908	8,825,557	8,916,617
Borrowings	955,677	1,234,958	772,777	988,550	1,274,605
Stockholders’ equity	1,031,809	1,100,897	1,639,458	1,661,282	1,686,274
Tangible equity [1]	592,839	645,577	886,757	910,948	938,862

[1] See a reconciliation of this Non-GAAP Financial Measure on page 12.
[2] Includes loans held for sale, excludes allowance for loan losses.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Share Data	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016
Basic earnings (loss) per share	$0.19	$(0.08)	$0.19	$0.25	$0.18
Diluted earnings (loss) per share	0.19	(0.08)	0.19	0.25	0.18
Core earnings per share [1]	0.21	0.23	0.25	0.26	0.25
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Tangible book value per share	6.89	6.70	6.94	7.05	7.09
Shares of common stock o/s	91,121,531	129,709,834	129,769,569	130,006,926	130,548,989
Basic weighted average common shares o/s	87,839,029	91,565,972	129,733,911	129,812,551	129,974,025
Diluted weighted average common shares o/s	88,252,768	91,950,776	130,192,937	130,354,779	130,500,975
Performance Ratios (annualized)
Return on average assets	0.91%	(0.38)%	0.85%	1.12%	0.80%
Return on average equity	6.59%	(2.79)%	5.85%	7.83%	5.67%
Return on average tangible assets [1]	0.97%	(0.40)%	0.91%	1.20%	0.85%
Return on average tangible equity [1]	11.48%	(4.75)%	10.82%	14.28%	10.18%
Core return on average tangible assets [1]	1.07%	1.13%	1.21%	1.22%	1.15%
Core return on average tangible equity [1]	12.66%	13.27%	14.33%	14.60%	13.78%
Core operating efficiency [1]	56.4%	52.6%	49.0%	47.6%	48.9%
Analysis of Net Interest Income
Yield on loans	4.66%	4.60%	4.75%	4.65%	4.62%
Yield on investment securities - tax equivalent [2]	2.79%	2.71%	2.63%	2.66%	2.65%
Yield on interest earning assets - tax equivalent [2]	4.11%	4.03%	4.15%	4.09%	4.00%
Cost of total deposits	0.23%	0.24%	0.24%	0.26%	0.29%
Cost of borrowings	2.00%	1.63%	2.38%	2.04%	1.92%
Cost of interest bearing liabilities	0.66%	0.63%	0.63%	0.63%	0.70%
Net interest rate spread - tax equivalent basis [2]	3.45%	3.40%	3.52%	3.46%	3.30%
Net interest margin - GAAP basis	3.45%	3.49%	3.69%	3.62%	3.46%
Net interest margin - tax equivalent basis [2]	3.64%	3.57%	3.76%	3.68%	3.53%
Capital
Tier 1 leverage ratio - Company [3]	9.55%	12.92%	9.12%	9.03%	8.61%
Tier 1 leverage ratio - Bank only [3]	10.53%	13.81%	9.80%	9.65%	9.16%
Tier 1 risk-based capital - Bank only [3]	$739,580	$1,015,470	$1,032,930	$1,053,527	$1,032,118
Total risk-based capital - Bank only [3]	782,859	1,060,332	1,081,090	1,104,221	1,193,801
Tangible equity to tangible assets - Company [1]	8.63%	8.04%	8.30%	8.18%	7.66%
Condensed Five Quarter Income Statement
Interest and dividend income	$66,672	$71,947	$103,298	$106,224	$106,006
Interest expense	7,805	8,373	9,944	10,803	12,496
Net interest income	58,867	63,574	93,354	95,421	93,510
Provision for loan losses	2,100	3,100	5,000	5,500	4,000
Net interest income after provision for loan losses	56,767	60,474	88,354	89,921	89,510
Non-interest income	14,010	13,857	18,802	16,081	15,430
Non-interest expense	45,921	85,659	71,315	57,419	68,931
Income (loss) before income tax expense	24,856	(11,328)	35,841	48,583	36,009
Income tax expense (benefit)	8,078	(3,682)	11,648	15,792	12,243
Net income (loss)	$16,778	$(7,646)	$24,193	$32,791	$23,766

[1] See a reconciliation of Non-GAAP Financial Measures beginning on page 12.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company's and Bank's regulatory reports.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Allowance for Loan Losses Roll Forward	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016
Balance, beginning of period	$42,374	$42,884	$44,317	$47,611	$50,145
Provision for loan losses	2,100	3,100	5,000	5,500	4,000
Loan charge-offs:
Commercial & industrial	(842)	(228)	(224)	(281)	(489)
Payroll finance	(303)	(59)	(44)	—	—
Warehouse lending	—	—	—	—	—
Factored receivables	(72)	(146)	(52)	(21)	(81)
Equipment financing	(153)	(438)	(1,369)	(1,463)	(457)
Commercial real estate	(62)	(276)	(223)	(1,134)	(4)
Multi-family	(17)	—	—	—	—
ADC	—	—	—	—	—
Residential mortgage	(181)	—	(546)	(524)	(224)
Consumer	(342)	(821)	(387)	(810)	(511)
Total charge offs	(1,972)	(1,968)	(2,845)	(4,233)	(1,766)
Recoveries of loans previously charged-off:
Commercial & industrial	101	163	781	675	329
Payroll finance	11	—	—	24	4
Warehouse lending	—	—	—	—	—
Factored receivables	19	9	18	14	24
Equipment financing	172	96	148	409	108
Commercial real estate	16	—	76	56	21
Multi-family	—	—	—	9	2
ADC	9	—	—	43	—
Residential mortgage	2	9	81	—	28
Consumer	52	24	35	37	119
Total recoveries	382	301	1,139	1,267	635
Net loan charge-offs	(1,590)	(1,667)	(1,706)	(2,966)	(1,131)
Balance, end of period	$42,884	$44,317	$47,611	$50,145	$53,014
Asset Quality Data and Ratios
Non-performing loans (NPLs) non-accrual	$45,476	$68,419	$67,390	$65,737	$84,436
NPLs still accruing	972	611	282	674	1,002
Total NPLs	46,448	69,030	67,672	66,411	85,438
Other real estate owned	8,231	9,575	11,831	14,614	14,527
Non-performing assets (NPAs)	$54,679	$78,605	$79,503	$81,025	$99,965
Loans 30 to 89 days past due	$35,267	$40,957	$30,881	$67,996	$19,168
Net charge-offs as a % of average loans (annualized)	0.13%	0.13%	0.09%	0.15%	0.06%
NPLs as a % of total loans	0.94%	0.95%	0.90%	0.84%	1.03%
NPAs as a % of total assets	0.71%	0.68%	0.69%	0.68%	0.78%
Allowance for loan losses as a % of NPLs	92.3%	64.2%	70.4%	75.5%	62.0%
Allowance for loan losses as a % of total loans	0.87%	0.61%	0.63%	0.64%	0.64%
Total valuation balances recorded against portfolio loans to adjusted gross portfolio loans [1]	0.97%	1.36%	1.28%	1.16%	1.17%
Special mention loans	$26,057	$65,421	$91,076	$68,003	$101,560
Substandard loans	74,095	125,602	120,684	129,665	131,919
Doubtful loans	157	392	152	713	556
[1] See a reconciliation of this non-GAAP measure on page 14.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	December 31, 2015			March 31, 2016
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Commercial loans	$6,599,848	$79,009	4.75%	$6,692,875	$78,137	4.70%
Consumer loans	281,242	3,158	4.45%	297,028	3,296	4.46%
Residential mortgage loans	777,561	7,540	3.88%	755,564	7,601	4.02%
Total net loans [1]	7,658,651	89,707	4.65%	7,745,467	89,034	4.62%
Securities taxable	2,111,953	12,201	2.29%	2,139,547	12,016	2.26%
Securities non-taxable	429,633	4,831	4.46%	593,777	5,968	4.04%
Interest earning deposits	168,199	77	0.18%	296,668	311	0.42%
FRB and FHLB stock	91,732	1,100	4.76%	104,897	766	2.94%
Total securities and other earning assets	2,801,517	18,209	2.58%	3,134,889	19,061	2.45%
Total interest earning assets	10,460,168	107,916	4.09%	10,880,356	108,095	4.00%
Non-interest earning assets	1,162,453			1,121,014
Total assets	$11,622,621			$12,001,370
Interest bearing liabilities:
Demand deposits	$1,485,690	$890	0.24%	$1,607,227	$1,004	0.25%
Savings deposits [2]	962,766	617	0.25%	814,485	606	0.30%
Money market deposits	2,808,734	3,283	0.46%	2,866,666	3,672	0.52%
Certificates of deposit	550,640	938	0.68%	619,154	1,127	0.73%
Total interest bearing deposits	5,807,830	5,728	0.39%	5,907,532	6,409	0.44%
Senior notes	98,827	1,476	5.97%	98,928	1,478	5.98%
Other borrowings	889,723	3,599	1.60%	1,172,112	4,560	1.56%
Subordinated notes	—	—	—%	3,565	49	5.50%
Total borrowings	988,550	5,075	2.04%	1,274,605	6,087	1.92%
Total interest bearing liabilities	6,796,380	10,803	0.63%	7,182,137	12,496	0.70%
Non-interest bearing deposits	3,017,727			3,009,085
Other non-interest bearing liabilities	147,232			123,874
Total liabilities	9,961,339			10,315,096
Stockholders’ equity	1,661,282			1,686,274
Total liabilities and stockholders’ equity	$11,622,621			$12,001,370
Net interest rate spread [3]			3.46%			3.30%
Net interest earning assets [4]	$3,663,788			$3,698,219
Net interest margin - tax equivalent		97,113	3.68%		95,599	3.53%
Less tax equivalent adjustment		(1,692)			(2,089)
Net interest income		$95,421			$93,510
Ratio of interest earning assets to interest bearing liabilities	153.9%			151.5%
1 Average balances include the effect of net deferred loan origination fees and costs, allowance for loan losses and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016

The Company provides supplemental reporting of Non-GAAP Financial Measures as management believes this information is useful to investors. See legend on page 14.

The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio[1]:

Total assets	$7,727,515	$11,566,382	$11,597,393	$11,955,952	$12,865,356
Goodwill and other intangibles	(452,698)	(753,899)	(751,529)	(748,066)	(772,390)
Tangible assets	7,274,817	10,812,483	10,845,864	11,207,886	12,092,966
Stockholders’ equity	1,080,543	1,623,110	1,652,204	1,665,073	1,698,133
Goodwill and other intangibles	(452,698)	(753,899)	(751,529)	(748,066)	(772,390)
Tangible stockholders’ equity	627,845	869,211	900,675	917,007	925,743
Common stock outstanding at period end	91,121,531	129,709,834	129,769,569	130,006,926	130,548,989
Tangible equity as a % of tangible assets	8.63%	8.04%	8.30%	8.18%	7.66%
Tangible book value per share	$6.89	$6.70	$6.94	$7.05	$7.09

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity[2]:

Average stockholders’ equity	$1,031,809	$1,100,897	$1,639,458	$1,661,282	$1,686,274
Average goodwill and other intangibles	(438,970)	(455,320)	(752,701)	(750,334)	(747,412)
Average tangible stockholders’ equity	592,839	645,577	886,757	910,948	938,862
Net income (loss)	16,778	(7,646)	24,193	32,791	23,766
Net income (loss), if annualized	68,044	(30,668)	95,983	130,095	95,586
Return on average tangible equity	11.48%	(4.75)%	10.82%	14.28%	10.18%
Core net income (see reconciliation on page 13)	$18,501	$21,361	$32,035	$33,525	$32,159
Annualized core net income	75,032	85,679	127,095	133,007	129,343
Core return on average tangible equity	12.66%	13.27%	14.33%	14.60%	13.78%

The following table shows the reconciliation of return on tangible assets and core return on tangible assets3:

Average assets	$7,438,314	$8,049,220	$11,242,870	$11,622,621	$12,001,370
Average goodwill and other intangibles	(438,970)	(455,320)	(752,701)	(750,334)	(747,412)
Average tangible assets	6,999,344	7,593,900	10,490,169	10,872,287	11,253,958
Net income (loss)	16,778	(7,646)	24,193	32,791	23,766
Net income (loss), if annualized	68,044	(30,668)	95,983	130,095	95,586
Return on average tangible assets	0.97%	(0.40)%	0.91%	1.20%	0.85%
Core net income (see reconciliation on page 13)	$18,501	$21,361	$32,035	$33,525	$32,159
Annualized core net income	75,032	85,679	127,095	133,007	129,343
Core return on average tangible assets	1.07%	1.13%	1.21%	1.22%	1.15%

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016

The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors. See legend on page 14.

The following table shows the reconciliation of the core operating efficiency ratio[4]:

Net interest income	$58,867	$63,574	$93,354	$95,421	$93,510
Non-interest income	14,010	13,857	18,802	16,081	15,430
Total net revenue	72,877	77,431	112,156	111,502	108,940
Tax equivalent adjustment on securities interest income	1,544	1,562	1,707	1,692	2,091
Net (gain) loss on sale of securities	(1,534)	(697)	(2,726)	121	283
Core total revenue	72,887	78,296	111,137	113,315	111,314
Non-interest expense	45,921	85,659	71,315	57,419	68,931
Merger-related expense	(2,455)	(14,625)	—	—	(265)
Charge for asset write-downs, banking systems conversion, retention and severance	(971)	(28,055)	—	—	(2,485)
Charge on benefit plan settlement	—	—	(13,384)	—	—
Loss on extinguishment of FHLB borrowings	—	—	—	—	(8,716)
Amortization of intangible assets	(1,399)	(1,780)	(3,431)	(3,431)	(3,053)
Core non-interest expense	41,096	41,199	54,500	53,988	54,412
Core operating efficiency ratio	56.4%	52.6%	49.0%	47.6%	48.9%

The following table shows the reconciliation of core net income and core earnings per share[5]:

Income (loss) before income tax expense	$24,856	$(11,328)	$35,841	$48,583	$36,009
Income tax expense (benefit)	8,078	(3,682)	11,648	15,792	12,243
Net income (loss)	16,778	(7,646)	24,193	32,791	23,766

Net (gain) loss on sale of securities	(1,534)	(697)	(2,726)	121	283
Merger-related expense	2,455	14,625	—	—	265
Charge for asset write-downs, banking systems conversion, retention and severance	971	28,055	—	—	2,485
Charge on benefit plan settlement	—	—	13,384	—	—
Loss on extinguishment of FHLB borrowings	—	—	—	—	8,716
Amortization of non-compete agreements and acquired customer list intangible assets	660	991	961	961	968
Total charges	2,552	42,974	11,619	1,082	12,717
Income tax (benefit)	(829)	(13,967)	(3,777)	(348)	(4,324)
Total non-core charges net of taxes	1,723	29,007	7,842	734	8,393
Core net income	$18,501	$21,361	$32,035	$33,525	$32,159

Weighted average diluted shares	88,252,768	91,950,776	130,192,937	130,354,779	130,500,975
Diluted EPS as reported	$0.19	$(0.08)	$0.19	$0.25	$0.18
Core diluted EPS (excluding total charges)	0.21	0.23	0.25	0.26	0.25

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors. See legend below.
The following table shows a reconciliation of the allowance for loan losses and remaining purchase accounting adjustments to portfolio loans[6]:
Allowance for loan losses	$42,884	$44,317	$47,611	$50,145	$53,014
Remaining purchase accounting adjustments:
Acquired performing loans	4,388	36,889	31,364	24,766	27,340
Purchased credit impaired loans	724	18,014	17,783	16,617	16,862
Total remaining purchase accounting adjustments	5,112	54,903	49,147	41,383	44,202
Total valuation balances recorded against portfolio loans	$47,996	$99,220	$96,758	$91,528	$97,216

Total portfolio loans, gross	$4,938,906	$7,235,587	$7,525,632	$7,859,360	$8,286,163
Remaining purchase accounting adjustments:
Acquired performing loans	4,388	36,889	31,364	24,766	27,340
Purchased credit impaired loans	724	18,014	17,783	16,617	16,862
Adjusted portfolio loans, gross	$4,944,018	$7,290,490	$7,574,779	$7,900,743	$8,330,365
Allowance for loan losses to total portfolio loans, gross	0.87%	0.61%	0.63%	0.64%	0.64%
Total valuation balances recorded against portfolio loans to adjusted gross portfolio loans	0.97%	1.36%	1.28%	1.16%	1.17%

The non-GAAP measures presented above are used by management and the Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results.

1 Tangible equity as a % of tangible assets provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.

2 Return on average tangible equity and core return on average tangible equity measures provide information to evaluate the use of our tangible equity.

3 Return on tangible assets and the core return on tangible assets measures provide information to help assess our profitability.

4 The core operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense by total net revenue.
The core operating efficiency ratio is a measure we use to assess our core operating performance.

5 Core net income and core earnings per share present a summary of our earnings to exclude certain non-core revenues and non-core expenses to help in assessing our core profitability.

6 The reconciliation of the allowance for loan losses and remaining purchase accounting adjustments to portfolio loans provides information to evaluate the impact of purchase accounting adjustments and the allowance for loan losses on our portfolio loans. In purchase accounting, the prior allowance for loan losses is not carried over, and in place, we are required to estimate the fair value of the loan which includes an estimate of life of loan losses on the portfolio, which is included as a purchase discount within the acquired loan population.